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                                                                   EXHIBIT 10.62

                               LICENSE AGREEMENT
                               -----------------

THIS LICENSE AGREEMENT (the "Agreement") made as of the 16th day of August, 1996, by and between AMERICAN HOME PRODUCTS CORPORATION ("Licensor"), a Delaware corporation, having an office at Five Giralda Farms, Madison, NJ 07940, and SYNBIOTICS CORPORATION ("Licensee"), a California corporation having an office at 11011 Via Frontera, San Diego, CA 92127-1702.


                                   BACKGROUND

A.  Licensor owns certain patents relating to [*] vaccines.

B.  Licensee intends to sell modified live [*] vaccines.


THE PARTIES AGREE AS FOLLOWS:


                                  DEFINITIONS

"[*] Products" means any vaccine containing, as its only antigen, a [*] antigen.
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"Combination Products" means any vaccine containing a [*] antigen and one or
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more other antigens that, if used as the only antigen in a vaccine, would not constitute a [*] Product.

"Earned Royalty" means (a) for Net Sales of Licensed Products other than
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Combination Products, [*]% of Net Sales; and (b) for Net Sales of Combination
Products, [*]% of Net Sales.

"Licensed Patents" means United States Patents Numbers [*] and any extensions,
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reissues and renewals thereof and any patents issued on any divisions, continuations, or continuations in part thereof and any of Licensor's non-United States counterparts to any of the above.

"Licensed Products" means Products covered by one or more claims of a Licensed
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Patent in the country of manufacture, use or sale.

"Minimum Royalty" means, for each calendar quarter or portion thereof in 1996 or
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1997 after USDA approval of a [*] Product, $[*]; for each calendar quarter of
1998, $[*]; for each calendar quarter of 1999, $[*]; for each calendar quarter of 2000, $[*]; for each calendar quarter of 2001 and each year thereafter until the expiration of the Term, $[*].

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[*] Certain confidential portions of this exhibit have been omitted by means of blacking out the text (the "Mark"). This exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

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"Net Sales" means the gross receipts of Licensee and its affiliates from sales
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of Licensed Products made or sold in the United States of America less the following deductions where applicable: (A) customary cash, trade or quantity discounts actually allowed; (B) sales, use, tariff, import/export duties or other excise taxes imposed upon particular sales; and (C) transportation charges and allowances or credits to customers because of rejections or returns. Licensed Products are considered sold at the earlier of their delivery or invoicing by Licensee to a non-affiliate.

"Products" means any [*] Product(s) and/or combination Product(s).
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                                     GRANTS

Licensed Patents. Subject to payment by Licensee of its initial payment and its
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subsequent royalty obligations, Licensor hereby grants to Licensee a [*]
license, without the right to sublicense others, under the Licensed Patents to make, have made, use, offer for sale, import, and sell the Licensed Products. Nothing in this Agreement confers rights to use inactivated [*] vaccines, United States Letters Patent No. [*], or any name, trade name or other designation.

Initial Payment.  Licensee shall pay Licensor on the date hereof the non-
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refundable Initial Payment of [*] U.S. dollars ($[*]).

Royalty Accruals.  Royalties accrue each calendar quarter.  Royalties accrue at
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the greater of the Earned Royalty or the Minimum Royalty.  Licensee has an
Earned Royalty Allowance of $[*]. Licensee may offset [*] of Earned Royalty payments against the Earned Royalty Allowance. The cumulative total of all such offsets cannot exceed $[*].

Remittance of Royalties.  Royalties are payable quarterly, for the calendar
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quarters ending March 31, June 30, September 30 and December 31.  All taxes of any nature incurred on any payments under this Agreement will be assumed and paid by Licensee, except for income taxes levied on Licensor. If such income taxes must be withheld by Licensee, Licensee will get a receipt therefor and send it to Licensor.

Quarterly Sales Reports.  Licensee shall provide at the end of each calendar
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quarter a full and accurate accounting of all Net Sales by product category by
Licensee and its affiliates for that quarter.  Each report shall include:

    (a) The number of dosage units of each Licensed Product sold by Licensee and its Affiliates;

    (b)   Gross receipts and Net Sales for each Licensed Product;

    (c) The credits against royalties payable for such period that Licensee claims under Section 3.1; and

    (d) Licensee's computation of the aggregate earned royalties payable to Licensor.

Records.  Licensee shall keep full and accurate books of account containing all
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particulars that may be necessary for calculating royalties.  These books of account shall be kept at the principal place of business of Licensee within the United States, together with all necessary supporting data. All such reports and data shall be open for inspection on a confidential basis. Licensor may conduct an audit of these accounts at its own expense. If an audit shows that Licensee underpaid the royalties due to Licensor by more than [*]%, then Licensee shall immediately reimburse Licensor for the cost of such audit and immediately pay to Licensor any such deficiency with interest thereon. Books and records required to be maintained by Licensee hereunder shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain.

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Interest.  All payments that are not paid to Licensor when due shall bear
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interest at the reference rate ("prime rate") charged from time-to-time by the
Citibank N.A. from the date due until paid.

Term.  This Agreement shall remain in effect from the date hereof until
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expiration of the last to expire Licensed Patent, unless otherwise terminated by operation of law or in accordance with the terms of this Agreement.

Material Breach.  If either party breaches any material obligation of this
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Agreement, including failure by Licensee to make payments when due, the other party may terminate this Agreement in its entirety by giving thirty (30) days advance written notice of such termination and of the reasons therefor, unless the breach is cured within such thirty (30) day period.

Termination on Insolvency.  In the event that Licensee ceases conducting
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business in the normal course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets or becomes subject to any proceeding relating to insolvency or the protection of rights of creditors, then this Agreement may be terminated effective on the date of such event or at anytime thereafter by Licensor, by notice electing to terminate this Agreement.

Effect of Termination.  Termination of this Agreement does not release either
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party from their continuing obligations hereunder nor create a right to rescind any payment or other consideration given under this Agreement prior to the time such termination becomes effective.

Patent Infringement Suits.  In the event of the institution of any suit by a
-------------------------
third party against Licensee for patent infringement by a Licensed Product, the Licensee shall promptly notify Licensor in writing. Licensee may defend such suits at its own expense. Licensor may participate in the defense at its own expense. Licensor need not enforce any Licensed Patent against third parties. Licensee and its affiliates shall mark all Licensed Products with the words "Patent" or "Patents" and the number(s) of the Licensed Patents applicable thereto.

Warranties.  Licensee is responsible for the performance hereunder by its
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affiliates, including the payment of royalties, the provision of reports, and the collection and transmittal of royalties accruing on Net Sales by any affiliates. The parties expressly disclaim all warranties, express or implied, including without limitation warranties of merchantability, fitness for a particular purpose, or non-infringement of third party patents.

Indemnity.  Licensee hereby agrees indemnify, hold harmless and defend Licensor,
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its officers, directors, employees and agents, against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of the exercise of the license by Licensee and its affiliates. This indemnity includes without limitation; (a) the packaging, making, importing, use, offering for sale, or sale of Products by Licensee or any affiliate of Licensee; and (b) any representation made or warranty given by Licensee or any affiliate of Licensee with respect to any Product.

Waiver.  No waiver by either party hereto of any breach or default of any of the
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covenants or agreements herein waivers any subsequent or similar breach or default.

Non-Assignment.  Neither party can transfer this Agreement without prior written
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consent of the other party.

Notice.  Any notice to be given to either party hereto shall be in writing.
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Notices are effective on the date of delivery.  Notices may be delivered in person, by telecopier, or by registered or certified mail, postage paid, to the other party at the following address:

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In the case of Licensor:    Fort Dodge Laboratories
                            Suite 1500
                            9401 Indian Creek Parkway
                            Overland Park, Kansas  66225-5945
                            Telecopier:  (913) 664-7120
                            Attn:  President

With a copy to:             American Home Products Corporation
                            5 Giralda Farms
                            Madison, New Jersey  07940
                            Telecopier (201) 660-6281
                            Attn:  Senior Vice President & General Counsel

In the case of Licensee:    Synbiotics Corporation
                            11011 Via Frontera
                            San Diego, CA  92127-1702
                            Telecopier (619) 451-5719
                            Attn:  President


Agreement not to Bring Declaratory Judgment Action.  Licensee will not file any
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declaratory judgment action regarding validity or infringement of any Licensed
Patent during this Agreement so long as Licensor takes no legal action against Licensee in relation to this Agreement.

Headings.  The headings of the several sections are inserted for convenience of
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reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Amendment.  All amendments hereto must be in writing and signed by both parties.
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Independent Contractors.  This Agreement does not create an agency, partnership
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or employment relationship between Licensor and Licensee.  At no time shall any party make commitments in the name of the other party.

Entire Agreement.  This Agreement embodies the entire understanding of the
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parties and supersedes all previous understandings between the parties relating to the Licensed Patents. If any provision of this Agreement is held to be unenforceable, the provision shall be interpreted to be enforceable to the extent possible. All other provisions of this Agreement shall remain valid and enforceable to their full extent.

Construction.  This Agreement is governed by and construed in accordance with
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the laws of the State of New York without regard to its conflict of laws rules.

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IN WITNESS WHEREOF, both Licensor and Licensee have executed this Agreement by their respective duly authorized officers.


Licensor:  AMERICAN HOME PRODUCTS CORPORATION

           By:  /s/ E. Thomas Corcoran
                ----------------------------------------
           Title:  President - Fort Dodge Animal Health



Licensee:  SYNBIOTICS CORPORATION

           By:  /s/ Kenneth M. Cohen
                ----------------------------------------
           Title:  President and Chief Executive Officer

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